        Exhibit 10(bb)

PERSONAL & CONFIDENTIAL

August 12, 2022

Jon Rambeau
4245 Bear Gully Road
Winter Park, FL 32792

Re: Offer of Employment

Dear Jon:

Congratulations! I am pleased to offer you an executive officer position with L3Harris Technologies, Inc. (“L3Harris”). Jon, we believe you will make an outstanding contribution to the L3Harris organization, and as such, we have crafted a total rewards package for you, consistent with L3Harris’ executive compensation program design.
The terms of offer and agreement which reflect the parties’ mutual agreements and other considerations are as set out below (referred to as the “Agreement”).

1.L3Harris offers you full-time employment with an executive officer position, as President, Integrated Mission Systems, reporting to Christopher Kubasik, Chair and CEO. This is an executive officer-level position based in Palm Bay, FL, and your responsibilities will be as discussed. During your employment with L3Harris, you will devote your reasonable best efforts and substantially all of your business time and attention to the business of L3Harris. You may also serve on other boards of directors or boards of trustees or advisors subject to approval by the Board and CEO. With respect to your start date, L3Harris understands that you want to leave your current employer on good terms and will work with you to determine a mutually agreeable start date, but not later than the earlier of (a) November 1, 2022 and (b) forty-five (45) days after your last day worked with your current employer, subject to such adjustments as may be provided in the Hire Process Letter (referred to as your “Start Date”).

2.Your total target compensation shall initially be $4,000,000 per year, subject to potential increase over time. The elements of your total compensation are set out in Section 3 (base salary) $725,000, Section 4 (AIP at the 100% target) $725,000 and Section 5 (equity awards) $2,550,000.

3.Your annual base salary at start will be $725,000 per year, payable bi-weekly. Base salaries are reviewed annually, for upward adjustment, with adjustments made subject to both business and personal performance.

4.As an L3Harris executive, you will participate in the L3Harris Annual Incentive Plan (“AIP”) with a target opportunity equal to 100% of your base salary, which would be $725,000 at start. Incentive awards are paid based on the achievement of pre-established, annual business operating metrics and the successful completion of personal performance objectives set during the annual performance management cycle. Incentive awards may range from 0% to 200% of target based on business and personal performance. Your participation in AIP will begin on your Start Date and be pro-rated for the year. For AIP summary details, please refer to the current performance cycle brochure. To the extent earned, payouts are typically made by March 15th following prior year end, less applicable withholdings and deductions.

5.You will be eligible to receive annual equity awards granted by L3Harris under its 2015 Equity Incentive Plan (Amended and Restated Effective as of August 28, 2020) (the “Plan”), with a target value in your first year of $2,550,000. The awards are typically granted in late February following the Board of Directors approval of annual equity awards to L3Harris executives. Once approved and accepted by you, the awards are subject to the applicable terms and conditions in effect at the time of the grant. Annual equity grants are performance-based and the award amount may vary from year-to-year.

6.You will receive a one-time sign-on bonus of $660,000, less applicable taxes and other withholdings, payable within forty-five (45) days of your Start Date to offset forgone annual incentive at your current employer, and as an incentive to join L3Harris. Should you voluntarily resign without Good Reason (as defined in Section 12 below) your employment with L3Harris within twenty-four (24) months of hire, you will be required to repay this bonus as well as any “Benefits and Proceeds” paid by L3Harris on your behalf pursuant to the Hire Process Letter as defined in Section 14. However, any Benefits and Proceeds to be repaid under this Section 6 shall not exceed $2 million, and in the event there is a dispute (which may include litigation) as to whether you have voluntarily resigned for Good Reason and a settlement or adjudication determines that you did voluntarily resign for Good Reason, the Company shall pay all of your legal fees incurred in connection with such dispute.

7.You will receive a one-time Restricted Stock Unit (“RSU”) award of three-year, ratable vesting (1/3 per year) RSUs with an approximate grant date value of $3,000,000 and a one-time Non-Qualified Stock Option (“Options”) award of three-year, cliff vesting Options with an approximate grant date value of $500,000 to offset foregone equity compensation at your current employer. These awards are made under the Plan and are subject to the applicable terms and conditions in effect at the time of the grant, and the award will be granted on the first New York Stock Exchange trading day during the month following your Start Date (if that trading day occurs within a Quiet Period as defined by L3Harris’ equity grant policy, the grant date will be the first trading day following the end of the Quiet Period).

8.You will be eligible to participate in L3Harris Retirement Plan 401(k) with an L3Harris company match equivalent to 100% of the first 6% of employee contributions. While you will be immediately eligible to participate in the plan up to individual plan contribution limits, L3Harris matching contributions will be made after one year of service.

9.You will be eligible to participate in L3Harris Excess Retirement Savings Plan (“ERSP”) upon the next annual open enrollment period. This IRS non-qualified retirement plan preserves your ability to make pre-tax contributions, and receive employer match contributions (after one year of service) above the qualified IRS limits in accordance with the plan terms.

10.You will be eligible to participate in health and welfare benefit plans, including qualified dependents as applicable. These plans include medical, prescription, dental, vision, life and short and long-term disability benefits. Coverage under these programs is effective, should you choose to participate, as soon as your Start Date.

11.You will be entitled to the protection afforded to Board elected officers under the L3Harris Technologies, Inc. Executive Change in Control Severance Plan.

12.If you are terminated by L3Harris without Cause or you resign your employment for Good Reason prior to December 31, 2024, then you shall receive the following additional benefits: 1x your annual base salary plus 1x your annual bonus target, the immediate vesting of any unvested portions of existing equity grants (including immediate vesting of any then unvested portion of the grant described in Section 7 above). Additionally, you will be eligible to enroll in Medical, Rx, Dental, and Vision coverage under COBRA for a period of 12 months from your termination date at subsidized active employee rates.

For purposes of this Agreement, “Cause” shall have the meaning set forth in Section 2 of the Plan.

For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, after your Start Date (1) a material adverse diminution of your position, duties, responsibilities or status with the Company (other than pursuant to the Hire Process Letter), (2) a reduction in your rate of annual base salary, annual target cash incentive bonus opportunity or annual target long-term incentive opportunity, (3) any requirement of L3Harris that you be based anywhere more than fifty (50) miles from the L3Harris Palm Bay or Melbourne, Florida facilities, or (4) you cease reporting to Christopher Kubasik or Christopher Kubasik is no longer employed by L3Harris as CEO.

An isolated, insubstantial and inadvertent action which is remedied by L3Harris within fifteen (15) days after receipt of notice thereof given by you shall not constitute Good Reason. Termination would occur and the benefits set out in this Section 12 would then be provided if the cure has not been made within the 15 day notice period. You must also provide notice of termination of employment within ninety (90) days of your knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement; provided that for the events set out in Section 4 of the definition of Good Reason, you must provide notice of termination within six (6) months and further provided that your last day worked would be no earlier than six (6) months after the event or such event shall not constitute Good Reason under this Agreement (but would be a resignation).

13.Following your Start Date, L3Harris shall pay directly your attorneys fees incurred (and not reimbursed prior to the Start Date) in connection with your employment promptly after receiving an invoice from your attorney reciting the full amount of legal fees and expenses provided such attorneys fees to then be paid shall be no more than $100,000, which payments shall be treated as part of L3Harris executive recruitment costs and not compensation to you.

14.Reference is made to the Hire Process Letter of even date herewith (the “Hire Process Letter”) which outlines the agreed upon process for notifying your current employer that you have accepted an offer of employment with L3Harris and will be resigning from your position from your current employer. The Hire Process Letter also contains undertakings by you and L3Harris regarding matters involving you and your current employer and your current employer’s potential actions against you following your termination of employment with your current employer.

15.All notices and other communications required or permitted under this Agreement shall be in writing and sent by (a) registered first class mail, postage prepaid return receipt requested, (b) nationally recognized express courier service, or (c) email with receipt confirmation requested, to the addresses of the parties set out in this Agreement or such other addresses as any party shall specify by notice. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement together with the Hire Process Letter constitutes the parties’ complete and entire agreement on the subject matters covered superseding any other prior or contemporaneous promises, representations or understanding, written or oral. This Agreement shall be binding upon and inure to the benefit of and be enforceable by you and L3Harris, and the parties’ respective successors, assigns, personal representatives, executors, administrators and heirs, with any successor in interest to L3Harris obligated to all of the terms of this Agreement. This Agreement shall be governed by Florida law with both parties consenting to personal jurisdiction of the courts of Brevard County, FL or the Middle District of Florida, which is the primary location from which your services are to be rendered and the parties agree would be the venue for adjudication of any dispute arising under this Agreement and documents referred to in this Agreement. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. PDF signatures will suffice as original signatures.

16.This offer of employment is subject to the following conditions:
•Successful completion of L3Harris’ pre-employment drug and background screening, where permitted by law.

•Submission of all required documents and fully disclose, and provide copies where applicable, of any written or other agreements or understandings to which you are a party that relate to the protection of confidential, trade secret or proprietary information; non-competition restrictions; non-solicitation or no-hire prohibitions (employees or customers); and/or ownership of invention provisions.

•You providing proof of identity and employment eligibility, through completion of Form I-9, and demonstrate that you are lawfully able to work for L3Harris.

Once L3Harris has determined to its satisfaction that all conditions to this offer that are set out in Section 16 have been satisfied, L3Harris shall confirm that to you via email at which point the job offer and this Agreement and the Hire Process Letter shall be binding on you and L3Harris.

Step forward and join L3Harris as we build the future. I look forward to you joining L3Harris team and am confident that you will make many significant contributions to the organization. Should you accept the terms of this offer and Agreement, please sign and date below, and email a copy of this letter to me directly at the address below. We ask that you bring the original signed version with you on your Start Date.

Sincerely,

/s/ James P. Girard
James P. Girard
Vice President & Chief Human Resources Officer
L3Harris Technologies
1025 West NASA Blvd.
Melbourne, Florida 32919
James.Girard@L3Harris.com

ACKNOWLEDGEMENT & ACCEPTANCEACKNOWLEDGEMENT & ACCEPTANCE
ACKNOWLEDGEMENT & ACCEPTANCE

By accepting this offer of employment and Agreement, I acknowledge that I: (1) accept the terms and conditions of the offer and Agreement; (2) understand that this Agreement constitutes the full, complete, and final agreement between you and L3Harris regarding the terms of my employment; and (3) understand that my employment with L3Harris is at-will and that the offer does not constitute a contract of any fixed term of employment or a guarantee of continued employment for any period.

Accepted and Agreed,

/s/ Jon Rambeau Date: August 12, 2022
Signature: Jon Rambeau